UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
(Date of earliest event reported): February 14, 2006
SUNTRON CORPORATION
(Exact Name of Registrant as Specified in Charter)
DELAWARE
(State or other jurisdiction of incorporation)

0-49651	86-1038668

(Commission File Number)	( IRS Employer Identification Number)
2401 WEST GRANDVIEW ROAD
PHOENIX, ARIZONA
85023
(Address of Principal Executive Offices)
(Zip Code)
(602) 789-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The discussion set forth below in Item 5.02 is hereby incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective February 14, 2006, Suntron Corporation (the “Company”) named Thomas B. Sabol as Chief Financial Officer. Mr. Sabol replaces James A. Doran, who served as interim Chief Financial Officer since October 2005. Mr. Doran has resumed his position as Chief Accounting Officer of the Company effective as of February 14, 2006.
     Prior to being appointed Chief Financial Officer of the Company, Mr. Sabol was most recently Chief Financial Officer of Wolverine Tube, Inc. where he served from 2004 to 2005. From 2002 to 2003 Mr. Sabol served as Chief Operating Officer, and from 1996 to 2002 as Chief Financial Officer, for Plexus Corp., an electronic manufacturing services company. Mr. Sabol has served as a member of the Company’s Board of Directors and its Audit Committee since July 2004. Mr. Sabol will continue to serve on the Board of Directors, but, effective February 14, 2006, Mr. Sabol resigned his position on the Audit Committee. Allen S. Braswell, Jr., a member of the Company’s Board of Directors, has replaced Mr. Sabol on the Audit Committee.
     In connection with his appointment as Chief Financial Officer, the Company entered into a Change of Control Severance Agreement with Mr. Sabol effective as of February 14, 2006 (the “Change of Control Agreement”). The Change of Control Agreement provides that, in the event that Mr. Sabol’s employment is terminated within 12 months following a “Change of Control” (as defined in the Change of Control Agreement) by either (i) the Company without “Cause” (as defined in the Change of Control Agreement) or (ii) Mr. Sabol for “Good Reason” (as defined in the Change of Control Agreement), Mr. Sabol will be entitled to receive as severance a payment equal to two times the sum of his base salary and the maximum bonus payable to him by the Company for the fiscal year in which Mr. Sabol’s employment was terminated.
Item 9.01. Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits.

Number	Exhibit

99.1	Press Release from the registrant, dated February 17, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTRON CORPORATION
Date: February 17, 2006	By:	/s/ Thomas B. Sabol
Thomas B. Sabol
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release from the registrant, dated February 17, 2006.